                                                                   EXHIBIT 10.49

                             MIIX INSURANCE COMPANY

                 COMBINED QUOTA SHARE AND AGGREGATE REINSURANCE

                            TREATY NO. 901/LK9905942

                           EFFECTIVE NOVEMBER 1, 1999

ARTICLE         SUMMARY                                                                   PAGE
-------         -------                                                                   ----

    1         Business Covered                                                            2

    2         Commencement And Termination                                                3

    3         Territory And Inuring Reinsurance                                           3

    4         Exclusions                                                                  3

    5         Coverages And Aggregate Limits                                              4

    6         Definitions                                                                 5

    7         Net Retained Liability                                                      7

    8         Section A Advance And Actual Consideration,                                 7

              Section B Actual Consideration, Additional Coverage Consideration

              And Ceding Commission, And Reinsurers' Expense Charge

    9         Offset And Security                                                        11

    10        Reports And Loss Settlements                                               11

    11        Funds Withheld Account And Interest Credit                                 12

    12        Liability Of The Reinsurer And Currency                                    13

    13        Commutation                                                                14

    14        Excess Of Original Policy Limits                                           14

    15        Extra Contractual Obligations                                              14

    16        Errors And Omissions                                                       15

    17        Access To Records                                                          15

    18        Actuarial Review                                                           16

    19        Loss Reserve And Advance Premium Funding                                   16

    20        Funds Withheld Trust Account                                               16

    21        Insolvency                                                                 17

    22        Arbitration                                                                17

    23        Changes In Administrative Practices                                        18

    24        Taxes                                                                      19

    25        Service Of Suit                                                            19

    26        No Assignment                                                              19

    27        Intermediary                                                               20

                 COMBINED QUOTA SHARE AND AGGREGATE REINSURANCE

                            TREATY NO. 901/LK9905492

                      (hereinafter referred to as "Treaty")

                                     between

                     HANNOVER REINSURANCE (IRELAND) LIMITED

                    (hereinafter referred to as "Reinsurers")

                                       and

                             MIIX INSURANCE COMPANY

                            LAWRENCEVILLE, NEW JERSEY

                  (hereinafter referred to as "Ceding Company")

                           ARTICLE 1: BUSINESS COVERED

This Treaty shall indemnify the Ceding Company with respect to Ultimate Net Losses which may accrue to the Ceding Company under any and all Policies subject to the Terms and Conditions of this Treaty.

As respects all coverages hereon, the Reinsurers shall provide coverage on a risks attaching basis for each Coverage Year in respect of all of the Ceding Company's Policies underwritten during each respective Coverage Year. Premiums received in advance of each Coverage Year are deemed to be part of the Subject Net Written Premium for that Coverage Year. Coverage shall in all cases follow the underlying basis of coverage of the original Policies written by the Ceding Company. For all purposes, the "Permanent Protection Policies (PPP)" written by the Ceding Company shall in all cases be deemed to cover on a losses occurring during basis of underlying coverage. Reinsurers shall be subject to all of the conditions of the PPP including policy limits and the aggregate limit formula under the extended reporting coverage therein.

Reinsurers shall remain liable for all losses covered as detailed above during the Term until all such losses are paid or this Treaty is commuted.

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
                     ARTICLE 2: COMMENCEMENT AND TERMINATION

This Treaty is effective November 1, 1999 and shall remain continuously in effect thereafter unless terminated. Either party may terminate this Treaty at any November 1st by giving the other party not less than 90 (ninety) days prior written notice by certified mail. Unless otherwise mutually agreed, reinsurance hereunder on Business Covered in force at the effective date of termination shall remain in full force and effect until expiration, cancellation or next anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination plus any extension of coverage for extended reporting provided under the original policies of the Ceding Company.

Should this Treaty expire while a loss is in progress, the Reinsurers shall be responsible for the loss in progress in the same manner and to the same extent they would have been responsible had the Treaty expired the day following the conclusion of the loss in progress.

                  ARTICLE 3: TERRITORY AND INURING REINSURANCE

This Treaty will cover Policies written within the United States of America. All other Reinsurance Agreements that inure to the benefit of this Treaty shall be deemed in place until all liability of the Reinsurers hereon is finalized by payment of all losses or commutation.

                              ARTICLE 4: EXCLUSIONS

This Treaty shall not apply to and specifically excludes:

A.       Workers' Compensation Insurance;

B. Insolvency funds, in accordance with the Insolvency Funds Exclusion Clause attached hereto;

C.       Business assumed from Pools, Syndicates, and Associations;

D. Business excluded by the attached Nuclear Incident Exclusion Clause - Liability Reinsurance - USA, except that provisions of this clause shall not apply to liability arising out of the practice of Nuclear Medicine and activities relating to Nuclear Medicine by the original insured;

E. War Risks, in accordance with the North America War Exclusion Clause attached hereto;

F.       Unallocated Loss Adjustment Expenses as described in ARTICLE 6:
         DEFINITIONS, D;

G.       Underlying Provider Stop Loss Policies written by the Ceding Company.


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
                    ARTICLE 5: COVERAGES AND AGGREGATE LIMITS

SECTION A - 75% QUOTA SHARE COVERAGE

Reinsurers shall indemnify the Ceding Company for 75% (seventy-five percent) quota share of Ultimate Net Loss arising from covered losses for each applicable Coverage Year during the Term of this Treaty subject to the Section A Aggregate Limit hereon. This quota share shall be in respect of the Business Covered exposure period related to Section A Advance Consideration only.

This Section A Quota Share Coverage can be converted to Section B Aggregate Excess of Loss Coverage during the first quarter retroactive to January 1st of any applicable Coverage Year. This conversion is at the mutual agreement of the Ceding Company and the Reinsurers and is subject to the following conditions not being present prior to the conversion date:

1.     The Ceding Company's A.M. Best Rating falls below B+; and

2. The Ceding Company's surplus drops below $60,000,000 (sixty million dollars).

If both of these conditions are present during the first quarter, then the Section A Quota Share Coverage cannot be converted into the Section B Aggregate Excess of Loss Coverage for the applicable Coverage Year.

If Section A is not converted to Section B, the Ceding Company shall track the advance premium by policy to the coverage time afforded by the advance premium under each policy. Section A shall cover the Ceding Company on the basis of the coverage of the underlying original Policies during such advance premium coverage time.

The Aggregate Limit for each Section A Coverage Year shall equal 167% (one hundred sixty-seven percent) of Section A Advance Consideration. If Section A is converted to Section B, the Aggregate Limit for Section A shall be $0 (zero dollars) for the respective Coverage Year.

SECTION B - AGGREGATE EXCESS OF LOSS COVERAGE

Should the Ceding Company's Loss Ratio exceed 75% (seventy-five percent) (hereinafter called the Retention), the Reinsurers shall be liable for 100% (one hundred percent) of the paid amount of Ultimate Net Losses in excess of the Retention subject to a maximum Aggregate Limit of 75% (seventy-five percent) of SNWP. This aggregate excess coverage shall cover the Ceding Company on the basis of the coverage of the original Policies. If the Section A Quota Share Coverage is converted to this Section B Aggregate Excess of Loss Coverage, then this Section B shall also cover the Ceding Company's original Policies pertaining to advance premium deposits received through December 31st preceding the respective Coverage Year. If Section A is not converted to Section B, Section B shall not cover the original policies during the coverage time pertaining to advance premium deposits received through December 31st preceding the respective Coverage Year.

If the amount of the Funds Withheld Account balance falls below $500,000 (five hundred thousand dollars) on a specific Coverage Year the Reinsurers may unilaterally and individually, for their respective interests, offer at any time, for such Coverage Year, and the Ceding Company will accept, Additional Section B Coverage up to 8% (eight percent) of cumulative SNWP excess of 150% (one hundred and fifty percent) of cumulative SNWP in respect of covered losses. In no event shall Reinsurers be liable for more than $200,000,000 (two hundred million dollars) in the aggregate for Section B for each Coverage Year. The $200,000,000 (two hundred million dollars) aggregate limit for each Coverage Year shall be subject to the sub condition that no more than $20,000,000 (twenty million dollars) in all (inclusive of Loss Adjustment Expenses) shall be recoverable from Reinsurers in respect of losses emanating from a loss layer of $7,000,000 (seven million dollars) each and every loss (inclusive of Loss Adjustment Expenses) excess of $3,000,000 (three million dollars) each and every loss (inclusive of Loss Adjustment Expenses).

If SNWP exceeds $300,000,000 (three hundred million dollars) in a particular individual Coverage Year, then the Ceding Company shall participate in this particular individual Coverage Year with the Reinsurers in losses otherwise recoverable in the proportion calculated as follows:

Ceding Company's Share:      Amount of SNWP in excess of $300,000,000
                          -----------------------------------------------
                                               SNWP

This proportion may be adjusted based on mutual consent of the Ceding Company and Reinsurers for Coverage Years 2000 and thereafter.

                             ARTICLE 6: DEFINITIONS

A. "Cumulative Subject Net Written Premiums" (SNWP) shall mean for the respective Coverage Year, the cumulative Net Written and Assumed Written Premium Income less cancellations and returns and less premiums paid for all other reinsurances for the Coverage Year, except for the Non-Traditional Reinsurance Agreements which shall be disregarded for the calculation of SNWP.

       If the Section A Quota Share Coverage is converted to the Section B Aggregate Excess of Loss Coverage, SNWP shall include all direct advance premium for the Coverage Year. If the Section A Quota Share Coverage is not converted to Section B Aggregate Excess of Loss Coverage, SNWP shall exclude the SNWP related to all the direct advance premium for the respective Coverage Year. Direct advance premium refers to all actual amounts collected by Ceding Company from its insureds in advance of the respective Coverage Year.

B. "Non-Traditional Reinsurance Agreements" shall mean any reinsurance agreement which allows for Profit Sharing (or any other form of contractual adjustment) exceeding 25% (twenty-five percent) of initial reinsurance premium paid.

C. The term "Ultimate Net Loss" means the actual loss including any and all vicarious liability, arising from a Loss Occurrence as covered in accordance with ARTICLE 1: BUSINESS COVERED, including pro rata Loss Adjustments Expense, Loss in Excess of Policy Limits and Extra Contractual Obligations, and including losses incurred but not yet reported, all paid, payable or to be paid by the Ceding Company after making deductions for all recoveries, salvages, subrogations and all claims on inuring reinsurance, whether such reinsurance is collectible or not; provided, that in the event of the insolvency of the Ceding Company, payment by the Reinsurers shall be made in accordance with the provisions of the ARTICLE 21: INSOLVENCY. Nothing herein shall be construed to mean that losses under this Treaty are not recoverable until the Ceding Company's Ultimate Net Loss has been ascertained.

D. "Loss Adjustment Expense" means all costs and expense allocable to a specific claim or claims that are incurred by the Ceding Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedes and appeal bonds, and including a) pre-judgment interest, unless included as part of the award or judgement; b) post - judgment interest; and c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expense does not include Unallocated Loss Adjustment Expense. Unallocated Loss Adjustment Expense includes, but is not limited to salaries and expenses of employees, and office and other overheads.

E. "Policies" means any and all original policies, contracts, and binders of insurance or reinsurance underwritten by the Ceding Company, issued in the states of New Jersey and Pennsylvania to individual and/or groups of physicians and/or dentists and classified under the listing below:

           Medical and Dental Practitioner Professional Liability
           (including HIV Endorsement Coverage) *
           Directors and Officers Liability
           All Property and other Coverages as provided in conjunction with Professional Liability
           Coverages
           Property Highly Protected Risk Assumed
           Medical Office Policy Coverages
           Other Health Care Institution Liability
           Professional Premises Liability
           Commercial General Liability
           Excess Umbrella Liability
           Errors and Omissions Liability

         "Policies" shall also mean assumed reinsurance from Lawrenceville Re, Ltd of Bermuda (Lawrenceville Re), and Lawrenceville Property and Casualty Insurance Company (LP&C), in respect of assumed reinsurance underwritten by Lawrenceville Re and original policies contracts, and binders of insurance or reinsurance underwritten by LP&C and classified also as:

           Medical and Dental Practitioner Professional Liability
           (including HIV Endorsement Coverage)(*)

         but only to the extent the underlying business is issued in the states of New Jersey and Pennsylvania to individual and/or groups of physicians and/or dentists.

         * POLICIES SHALL ONLY INCLUDE HIV COVERAGE TO INSURED MEDICAL AND DENTAL PRACTITIONERS OF THE CEDING COMPANY. COVERAGES FOR OTHERS FOR HIV SHALL ONLY BE AVAILABLE UPON REINSURERS' APPROVAL

F. "Loss Ratio" means the ratio of Ultimate Net Losses incurred divided by Cumulative Subject Net Written Premium as of the date of calculation.

G. "Ceded Loss Ratio" means the ratio of ceded Ultimate Net Losses incurred divided by Cumulative Subject Net Written Premium as of the date of calculation for the respective Coverage Year.

H. "Loss Occurrence" means Loss Occurrence or medical incident, or otherwise the event giving rise to coverage, all as defined and provided within the underlying Policies underwritten by the Ceding Company.

I. "Coverage Year" means each separate period beginning January 1st and ending December 31st for the Term of this Treaty.

J. "Term" means the period November 1st, 1999 through December 31st, 2000 and each and every Coverage Year thereafter that this Treaty is in effect. There will be no coverage for policies with advance premium payment on or after November 1st termination in respect of the subsequent Coverage Year.

                        ARTICLE 7: NET RETAINED LIABILITY

This Treaty applies only to that portion of any Loss Occurrence or claim first made which the Ceding Company retains net for its own account. All other Reinsurance Agreements shall inure to the benefit of this Treaty and be deemed in place until all liability hereon is finalized.

The Ceding Company warrants that the maximum Net Retained Liability is as follows:

       POLICIES CLASSIFIED AS:                          MAXIMUM NET RETAINED LIABILITY
       Property insurance:
              Medical Office Policy                     $     2,000,000  any one policy
              Other Property Coverage                   $       500,000  each and every loss

       All Other Policies                               $    10,000,000  each and every loss

The above figures pertain to indemnity only. Therefore, Net Retained Liability would be increased in respect of pro rata Loss Adjustment Expenses. The Ceding Company must obtain special acceptance from Reinsurers prior to exceeding the above maximum Net Retained Liability.

Further more it is warranted that less than 5% (five percent) of the Ceding Company's SNWP or $7,000,000 (seven million dollars), whichever the greater, will originate from assumed reinsurance business other than from Lawrenceville Re and LP&C.

        ARTICLE 8: SECTION A ADVANCE AND ACTUAL CONSIDERATION, SECTION B
            ACTUAL CONSIDERATION, ADDITIONAL COVERAGE CONSIDERATION
              AND CEDING COMMISSION, AND REINSURERS' EXPENSE CHARGE

SECTION A

As consideration for Section A for each Coverage Year, the Ceding Company shall pay the Reinsurers annually 75% (seventy-five percent) of all direct advance premium deposits received through December 31st of a respective Coverage Year. Such Consideration shall be credited to the Funds Withheld Account on the November 1st preceding the respective Coverage Year. Section A Advance Consideration shall be provisionally based upon the direct advance premium deposit estimated and reported by the Ceding Company on or before December 15th preceding each Coverage Year. The Ceding Company shall recalculate a final amount within 45 (forty-five) days subsequent to January 1st of the respective Coverage Year. Any additional amount due shall be credited to the Funds Withheld Account on the November 1st preceding the respective Coverage Year. Any return amount due shall be debited to the Funds Withheld Account on the November 1st preceding the respective Coverage Year.

THE PREMIUM IN RESPECT OF SECTION A MAY BE CONVERTED TO SECTION B, SUBJECT TO THE TERMS OF THE CONTRACT.

SECTION B

Commencing with the calendar quarter ending December 31st of each Coverage Year and each subsequent quarter end, the Ceding Company shall calculate the required Section B Actual Consideration within 45 (forty-five) days of each calendar quarter end. Actual Consideration shall be based upon the result of dividing ceded Section B Ultimate Net Losses by SNWP as of each calculation date (hereinafter called the Ceded Loss Ratio) for the respective Coverage Year.

The Actual Consideration for Section B shall be based upon the percentage of SNWP corresponding to the Ceded Loss Ratio as determined per the table and narrative below for the respective Coverage Year.

                                   ACTUAL CONSIDERATION                        ACTUAL CONSIDERATION
                  CEDED LOSS            SECTION B              CEDED LOSS           SECTION B
                     RATIO             (% OF SNWP)               RATIO              (% OF SNWP)
                     -----             -----------               -----              -----------
                      0                       0%                 49                  25.80%
                     1-22                    10%                 50                  26.40%
                      23                  10.60%                 51                  27.00%
                      24                  11.40%                 52                  27.60%
                      25                  11.80%                 53                  28.20%
                      26                  12.40%                 54                  28.80%
                      27                  13.00%                 55                  29.45%
                      28                  13.50%                 56                  30.10%
                      29                  14.00%                 57                  30.75%
                      30                  14.50%                 58                  31.40%
                      31                  15.00%                 59                  32.05%
                      32                  15.60%                 60                  32.70%
                      33                  16.20%                 61                  32.70%
                      34                  16.80%                 62                  32.70%
                      35                  17.40%                 63                  32.70%
                      36                  18.00%                 64                  32.70%
                      37                  18.60%                 65                  32.70%
                      38                  19.20%                 66                  32.70%
                      39                  19.80%                 67                  32.70%
                      40                  20.40%                 68                  32.70%
                      41                  21.00%                 69                  32.70%
                      42                  21.60%                 70                  32.70%

                      43                  22.20%                 71                  32.70%
                      44                  22.80%                 72                  32.70%
                      45                  23.40%                 73                  32.70%
                      46                  24.00%                 74                  32.70%
                      47                  24.60%                 75                  32.70%
                      48                  25.20%

If Ceded Loss Ratios are between the above table loss ratios, the Actual Consideration percentage of SNWP shall be pro-rated between the table Ceded Loss Ratio values.

The Actual Consideration for each Coverage Year shall be equal to the cumulative SNWP for each Coverage Year multiplied by the percentage determined by the above narrative and table calculations.

For each Coverage Year, the Ceding Company shall credit the Funds Withheld Account for this Actual Consideration less all prior payment of both Section A Actual Consideration, if applicable, and Section B Actual Consideration adjustments to date to Reinsurers providing that Section A is converted to Section B. If the sum of the prior payments of Section B Actual Consideration adjustments and Section A Actual Consideration exceed the Section B Actual Consideration amount due, the Ceding Company shall debit the Funds Withheld Account for such return Section B Actual Consideration adjustment. If, however, Section A Quota Share is not converted to Section B, then Section A Actual Consideration shall not be subtracted from Actual Consideration.

For each individual Coverage Year, all Section A Actual Consideration and Section B Actual Consideration less Reinsurers' Expense Charge shall be withheld by the Ceding Company in the Funds Withheld Account for the benefit of Reinsurers.

All Actual Consideration adjustments and Advance Consideration shall be deemed to be credited or (debited) from the Funds Withheld Account as of November 1st of the preceding Coverage Year for Interest Credit purposes hereon. Therefore, any adjustments to increase Actual Consideration shall result in an Interest Credit from November 1st of the preceding Coverage Year to date for such adjustment. Any adjustments to decrease the Actual Consideration shall result in a reduction of Interest Credit from November 1st of the preceding Coverage Year to date for such adjustment.

Additional Coverage Consideration

If Reinsurers offer Additional Section B Coverage, the Reinsurers shall be entitled to an Additional Coverage Consideration equivalent to 60% of the Additional Coverage provided. The Additional Coverage Consideration shall be withheld by the Company and credited to the Funds Withheld Account as of the November 1st preceding each Coverage Year for all purposes hereon including Investment Credit. No Reinsurers' Expense Charge shall be due on such Additional Coverage Consideration.

CEDING COMMISSION

Reinsurers shall allow a Ceding Commission of $1,200,000 (one million, two hundred thousand dollars) to be due to the Ceding Company on November 1st of the preceding Coverage Year. There shall be no increase or decrease to this amount based upon loss experience under this


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
Treaty. The Ceding Company shall debit the Funds Withheld Account as of November 1st of the preceding Coverage Year for all Ceding Commissions.

REINSURERS' EXPENSE CHARGE

The Ceding Company shall pay Reinsurers for each Coverage Year a Reinsurers' Expense Charge equal to X%, as detailed in the table below subject to a minimum amount of $1,575,000 (one million, five hundred and seventy-five thousand dollars) inclusive of intermediary commission, by direct payment to Reinsurers hereon.

For each Coverage Year, the provisional Reinsurers' Expense Charge shall be $1,575,000 (one million, five hundred and seventy-five thousand dollars) as respects Section A Advance Consideration for purposes of calculation and payment upon consummation of this Treaty and on or about November 1st prior to each renewal Coverage Year. The Reinsurers' Expense Charge on both the Section A Actual Consideration and Section B Actual Consideration adjustments shall be determined, redetermined and paid annually within 60 (sixty) days in arrears of each calendar year end. Payments shall be made by direct payment from the debtor to creditor party at such times.

There shall be no interest paid to Reinsurers on Reinsurers' Expenses Charge paid or refund of interest on Reinsurers' Expense Charge which is refunded under this Treaty, upon return Actual Consideration adjustments, if any.

X% for both Section A and B shall be based upon Coverage Year Ceded Loss Ratio bands as follows:

                            Ceded Loss Ratio                              X%
                            ----------------                              --
                            0% up to and including 23%                   6.0
                     above 23% up to and including 29%                   7.0
                     above 29% up to and including 34%                   8.0
                     above 34% up to and including 40%                   9.0
                     above 40% up to and including 60%                   8.0
                     above 60% up to and including 65%                   7.0
                     above 65% up to and including 72%                   6.0
                     above 72%                                           5.0


       For purposes of Interest Credit hereon, all Reinsurers' Expense Charge shall be deemed debited or credited as applicable from the Funds Withheld Account as of November 1st of the preceding Coverage Year.

       Intermediary commission is equivalent to 1% part of X%, subject to a minimum amount of $225,000 (two hundred and twenty-five thousand dollars) and a maximum amount of $300,000 (three hundred thousand dollars).

                         ARTICLE 9: OFFSET AND SECURITY

A. Each party hereto has the right, which may be exercised at any time, to offset any amounts, whether on account of Consideration or losses and allocated Loss Adjustment Expenses or otherwise, due from such party to another party under this Treaty, against any amounts, whether on account of Consideration or losses and allocated Loss Adjustment Expenses or otherwise due from the latter party to the former party. The party asserting the right of offset may exercise this right, whether as assuming Reinsurers or Ceding Company in this Treaty.

B. Each party hereby assigns and pledges to the other party (or to each other party, if more than one) all of its rights under this Treaty to receive Consideration or loss payments at any time from such other party ("Collateral"), to secure its Consideration or loss obligations to such other party at any time under this Treaty ("Secured Obligations"). If at any time a party is in default under any Secured Obligation or shall be subject to any liquidation, rehabilitation, reorganization or conservation proceeding, each other party shall be entitled in its discretion, to apply or to withhold for the purpose of applying in due course, any Collateral assigned and pledged to it by the former party and otherwise to realize upon such Collateral as security for such Secured Obligations.

C. The security interest described herein, and the term "Collateral", shall apply to all payments and other proceeds in respect of the rights assigned and pledged. A party's security interest in Collateral shall be deemed evidenced only by the counterpart of this Treaty delivered to such party.

D. Each right under this Article is a separate and independent right, exercisable, without notice or demand, alone or together with other rights, in the sole election of the party entitled thereto, and no waiver, delay, or failure to exercise, in respect of any right, shall constitute a waiver of any other right. The provisions of this Article shall survive any cancellation or other termination of this Treaty.

                    ARTICLE 10: REPORTS AND LOSS SETTLEMENTS

A. Within 60 (sixty) days following the end of each calendar quarter, the Ceding Company will report in writing to the Reinsurers for each Coverage
       Year:

       1.     SNWP for the quarter and cumulative SNWP.

       2.     All Consideration calculations as necessary.

       3. Summary of subject Ultimate Net Losses paid during the period and inception to date.

       4. Summary of Ultimate Net Losses outstanding including a report of incurred but not reported amounts.

       5. The amount of Ultimate Net Losses ceded to this Treaty for the period and inception to date indicating amounts due and outstanding.

       6. Individual claim information (claim managers report) for all individual claims in excess of $2,000,000 (two million dollars) indemnity from ground up and for claims in excess of $750,000 (seven hundred and fifty thousand dollars) upon Reinsurers' specific request.

       7. Any other information needed by the Reinsurers to evaluate this Treaty which is reasonably available to the Ceding Company.

       8. A report detailing the activity and balance within the Funds Withheld Account.

B.     1.     Loss Settlements

              Following each quarterly report, the Reinsurers shall pay all cumulative Ultimate Net Losses Paid in respect of Business Covered by the Ceding Company on and after January 1st of each respective Coverage Year in excess of the Ceding Company's Retention subject to the Aggregate Limits hereon. Payment shall be made at 90 (ninety) days following each calendar quarter end, if paid by Reinsurers from other funds of the Reinsurers. Loss Settlements shall be first paid by deduction from the Funds Withheld Account, this account shall be debited at 90 (ninety) days following each calendar quarter. Loss reimbursement at any calendar quarter for each Coverage Year shall be equal to the amount of such cumulative Ultimate Net Losses Paid at each date in excess of the Retention less net loss reimbursements previously made by the Reinsurers, subject to the Aggregate Limits in accordance with ARTICLE 5:
              COVERAGES AND AGGREGATE LIMITS.

       2.     Order of Settlements

              All loss payments, including all Commutation payments, if any, above will be firstly made by deduction from the Consideration and then from the Interest Credit components of the Funds Withheld Account by the Ceding Company until depleted. Thereafter, Reinsurers shall pay from other funds of Reinsurers subject to all of the terms hereon.

             ARTICLE 11: FUNDS WITHHELD ACCOUNT AND INTEREST CREDIT

FUNDS WITHHELD ACCOUNT

For purposes of this Article, the Ceding Company shall maintain a cumulative Funds Withheld Account separately for each individual Coverage Year comprised of the following Coverage Year amounts:

1. The Funds Withheld Account at October 30th preceding the Coverage Year shall be equal to zero.

2. The Funds Withheld Account at each subsequent calendar quarter end shall be equal to:

       a. The Funds Withheld Account at the end of such prior calendar quarter; plus

       b. Any amounts credited or debited during the quarter for the following:

              Section A Advance and Actual Consideration, Section B Actual Consideration including adjustments, Additional Coverage Consideration, if any; less

       c.     Reinsurers' Expense Charge, if any; less

       d.     Ceding Commissions; less

       e. Ceded Ultimate Net Losses paid under this Treaty for the prior calendar quarter from the Funds Withheld Account (including Commutation payments); plus

       f.     Interest Credit.

The Ceding Company shall report balances quarterly to the Reinsurers as soon as practicable but no later than 75 (seventy-five) days in arrears of each calendar quarter end.

The Reinsurers shall not transfer or assign their rights to the Funds Withheld Account hereon unless this Treaty is surrendered and a new Treaty is issued. Under any and all circumstances, the Ceding Company must make a book entry of a transfer or assignment in order for such transfer or assignment to be valid.

Upon finalization of the payment of all losses recoverable hereon and/or Commutation for any Coverage Year, if any, the Reinsurers will pay to the Ceding Company the entire amount of the remaining Funds Withheld Account balance, if any, received by the Reinsurers.

Interest Credit

For each Coverage Year, the Ceding Company shall credit the Funds Withheld Account monthly at each month end with interest calculated by applying a monthly rate equal to one-twelfth (1/12th) of the percentage stipulated below multiplied by the actual daily average Funds Withheld Account balance for the respective calendar month where the percentage equals:

7.254% if the 12 month U.S. Treasury Bill rate is 7.254% or less:

or

7.254 + 50% of the amount by which the 12 month U.S. Treasury Bill rate is greater than 7.254%.

The 12 month U.S. Treasury bill rate to be used each year is the rate in effect on the first business day of each year as reported in the Wall Street Journal on the second business day of each year.

Interest Credit shall continue even in the event of the Ceding Company's insolvency.

All Reinsurers' Expense Charges shall be deemed debited from the Funds Withheld Account as of the November 1st preceding the applicable Coverage Year.

               ARTICLE 12: LIABILITY OF THE REINSURER AND CURRENCY

A. The liability of the Reinsurer shall follow that of the Ceding Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Ceding Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Treaty.

B. Nothing herein shall in any manner create any obligation or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Treaty.

C. All of the provisions of this Treaty involving dollar amounts are expressed in terms or United States Dollars and all Consideration and loss and allocated Loss Adjustment Expense payments hereunder shall be made in United States Dollars.

                             ARTICLE 13: COMMUTATION

The Ceding Company shall have the sole option, effective at any calendar year end on or after December 31st of each Coverage Year to commute all ceded liability outstanding hereunder in respect of a specific Coverage Year. At Commutation, the Funds Withheld Account shall be dissolved and the Ceding Company shall pay the entire amount of the respective Coverage Year Funds Withheld Account to the Reinsurers hereon. The Ceding Company may offset the payment of the Funds Withheld Account against the Commutation payment required at such time

Said payment shall constitute a full and final settlement of all terms of this Treaty in respect of the specific Coverage Year; the Ceding Company will execute a hold harmless agreement so stating and the Reinsurers will be thereby released from all current and future liability hereunder for such Coverage Year.

                  ARTICLE 14: EXCESS OF ORIGINAL POLICY LIMITS

This Treaty shall protect the Ceding Company, within the limits hereof, for loss in excess of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of an appeal consequent upon such action.

For the purpose of this Article, the word "loss" shall mean any amounts for which the Ceding Company would have been contractually liable to pay had it not been for the limit of the original policy.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Ceding Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

                    ARTICLE 15: EXTRA CONTRACTUAL OBLIGATIONS

This Treaty shall protect the Ceding Company for any Extra Contractual Obligations within the limits hereof. The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of this Treaty and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following:

failure by the Ceding Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation is incurred by the Ceding Company shall be deemed, in all circumstances to be the date of the original Loss Occurrence.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Ceding Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

                        ARTICLE 16: ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay and notification, omission or error is rectified upon discovery.

                          ARTICLE 17: ACCESS TO RECORDS

The Ceding Company shall place at the disposal of the Reinsurers at all times, and the Reinsurers shall have the right to inspect, through its authorized representatives, all books, records and papers of the Ceding Company in connection with any reinsurance hereunder, or claims in connection herewith.

The Reinsurers agree that they will not disclose any confidential information obtained by it hereunder to parties not subject to this Treaty except under the following circumstances and then only as necessary:

A. When disclosure of such information is required in the normal course of Reinsurers' business; or

B.     With the prior written consent of the Ceding Company; or

C. When Reinsurers are required by a subpoena or court order to disclose such information. The Reinsurers shall promptly notify the Ceding Company of any attempt by a third party to obtain from it any such confidential information.

Reinsurers will provide the Ceding Company or its designated representative with such information as Reinsurers and Ceding Company may agree is necessary to the Ceding Company's handling of the business reinsured herein.

The obligations contained in this provision shall survive termination of this Treaty.

                          ARTICLE 18: ACTUARIAL REVIEW

Should the Reinsurers desire at any time to review the loss reserves established by the Ceding Company as respects Ultimate Net Losses, the Reinsurers shall select an independent actuarial firm acceptable to the Ceding Company to perform a reserve analysis. The costs of any reserve analysis performed under this Article will be borne by the Reinsurers hereon. Such a review shall be subject to the provisions of ARTICLE 17: ACCESS TO RECORDS.

              ARTICLE 19: LOSS RESERVE AND ADVANCE PREMIUM FUNDING

The Reinsurers will maintain appropriate reserves with respect to their share of the Advance Premium and loss reserves ceded and required under the terms of this Treaty which are reported by the Ceding Company on the Business Covered of this Treaty.

During the Term of this Treaty the Reinsurers agree to provide a clean, irrevocable and unconditional Letter of Credit in favor of the Ceding Company issued by a bank acceptable to the Ceding Company adjusted to at all times be equal to the ceded cumulative Ultimate Net Losses outstanding and Advance Premium ceded hereunder less the Funds Withheld Account balance at such dates. Such Letter of Credit shall be in the form, amount and with an acceptable NAIC bank required to allow the Ceding Company to take Full Statutory Credit for amounts recoverable under this Treaty.

The Ceding Company also agrees to not make drawings upon the Letter of Credit provided by the Reinsurers for any purpose other than to reimburse the Ceding Company for loss settlements due under this Treaty for which one or more of the Reinsurers are in default by more than seven days and provided that the Ceding Company shall give the Reinsurers three days written notice prior to making any drawings.

The Ceding Company shall reimburse the Reinsurers for annual security cost equal to 0.50% (zero point five percent) of the amount of the Letter of Credit issued or maintained hereon as of each December 31st. The Reinsurers shall request such reimbursement whereupon the Ceding Company shall make payment by direct wire transfer to the Reinsurers. All such amounts shall not be deducted from the Funds Withheld Account.

                    ARTICLE 20: FUNDS WITHHELD TRUST ACCOUNT

In the event that the Ceding Company experiences any one of the following circumstances, the Reinsurers may require a Trust Fund, with an independent bank, to be established for the purposes of collateralizing the Funds Withheld Account hereon:

       1.     The Ceding Company's A.M. Best's Rating is downgraded below B+; or

       2. The Ceding Company's combined statutory capital and surplus falls below $60,000,000 (sixty million dollars); or

       3. The Ceding Company is acquired or becomes controlled or amalgamated with or has its shares purchased for the purpose of gaining control by any other party.

The Ceding Company shall fully and promptly comply with such request from the Reinsurers. The Ceding Company shall transfer marketable assets with a market value equal to the required Funds Withheld Account balance within 30 (thirty) days from the Reinsurers' request to do so. The Ceding Company shall also transfer additional assets to the Trust Fund, if needed, to maintain the Trust Fund balance to be equal to the Funds Withheld requirement at each calendar quarter end including the requisite Interest Credit required hereon.

                             ARTICLE 21: INSOLVENCY

A. In the event of the insolvency of the Ceding Company, the reinsurance under this Treaty shall be payable by the Reinsurers (on the basis of the liability of the Ceding Company) to the Ceding Company or to its liquidator, receiver or statutory successor.

B. It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Reinsurers of the pendency of a claim against the insolvent Ceding Company on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, the Reinsurers may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator or receiver or statutory successor. Accidental failure to give such notice shall not excuse the obligation unless Reinsurers are substantially prejudiced by the failure to give such notice. The expense thus incurred by the Reinsurers shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurers.

C. Should the Ceding Company go into liquidation or should a receiver be appointed, the Reinsurers shall be entitled to deduct from any sums which may be or may become due to the Ceding Company under this Treaty any sums which are due to the Reinsurers by the Ceding Company under this Treaty and which are payable at a fixed or stated date, as well as any other sums due the Reinsurers which are permitted to be offset under applicable law.

                             ARTICLE 22: ARBITRATION

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereinafter arising with respect to this Treaty, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Ceding Company, the other by the Reinsurers, and the Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies. In the event that either party should fail to chose an Arbiter within 30 (thirty) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 (thirty) days following their appointment, each Arbiter shall nominate three candidates within 10 (ten) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 (thirty) days following the date of appointment of the Umpire. The Arbiters shall consider this Treaty as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. The decision shall be made in writing and will state the factual and legal basis supporting such decision. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one Reinsurer is involved in the same dispute, all such Reinsurers shall constitute and act as one party for the purposes of this Article and communications shall be made by the Ceding Company to each of the Reinsurers constituting one party provided, however, that nothing herein shall impair the rights of such Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurers participating under the terms of this Treaty from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties. Any arbitration shall be conducted in Lawrenceville, New Jersey.

                 ARTICLE 23: CHANGES IN ADMINISTRATIVE PRACTICE

If any intentional or unintentional change in the Ceding Company's processing or payment of claims materially increases the Reinsurers' economic loss under this Treaty from what the economic loss would have if there had been no such change, the Reinsurers shall prepare, and the Ceding Company shall accept, an adjustment of the portion of claims which is reimbursable, or any adjustments which will make the Reinsurers' risk position equivalent to that which would have been obtained under this Treaty if there had been no such change. The Reinsurers shall have the right to use auditing techniques, sampling techniques, or to otherwise investigate the nature and effect of any such change in administrative practices or of any possible compensatory adjustment therefor. Any dispute with respect to such adjustment shall be resolved by arbitration as provided in
ARTICLE 22: ARBITRATION.

                                ARTICLE 24: TAXES

The Ceding Company is solely liable for any Federal Excise Tax (FET) applicable to this Treaty. Any FET to be paid shall be paid directly by the Ceding Company to the taxing authorities and is in addition to the Consideration. No deduction shall be made from the Funds Withheld Account.

                           ARTICLE 25: SERVICE OF SUIT

It is agreed that in the event of the failure of Reinsurers hereon to pay any amount claimed to be due hereunder, Reinsurers hereon, at the request of the Ceding Company will submit to the jurisdiction of a court of competent jurisdiction within the United States. The foregoing shall not constitute a waiver of the right of the Reinsurers to commence any suit in, or to remove, remand or transfer any suit to any other court of competent jurisdiction in accordance with the applicable statutes of the state or United States pertinent thereto. It is further agreed that this Treaty shall be governed by the laws of the State of New Jersey.

It is further agreed that service of process in such suit may be made upon

, United States of America and that in any suit instituted against any one of them upon this Treaty, Reinsurers will abide by the final decision of such Court or any Appellate Court in the event of an appeal.

The above named are authorised and directed to accept service of process on behalf of Reinsurers in any suit and/or upon the request of the Ceding Company to give a written undertaking to the Ceding Company that they will enter a general appearance upon Reinsurers' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or District of the United States which makes provision therefor, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor of successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company or any beneficiary hereunder arising out of this Treaty, and hereby designate the above named as the person to whom said officer is authorized to mail such process or a true copy thereof.

                            ARTICLE 26: NO ASSIGNMENT

The Ceding Company and the Reinsurers hereon hereby agree that neither party shall have the right to assign its respective interests and liabilities, including the Funds Withheld Account, under this Treaty.

Notwithstanding the above, this Article shall not restrict the Ceding Company from making investments it deems appropriate.

                            ARTICLE 27: INTERMEDIARY

JLT Risk Solutions Ltd, 6 Crutched Friars, London EC3N 2PH is hereby recognised as the intermediary negotiating this Treaty for all business hereunder and through whom all communications relating hereto (including but not limited to notices, statements and reports) shall be transmitted to both parties, it is understood, as regards remittances due either party hereunder, that payment by the Ceding Company to the Intermediary, shall constitute payment to the Reinsurers but payment by the Reinsurer to the Intermediary shall only constitute payment to the Ceding Company to the extent such payments are actually received by the Ceding Company. Notwithstanding the foregoing, it is agreed that all payments will be direct from the Reinsurer to the Ceding Company, or from the Ceding Company to the Reinsurer as appropriate.

SIGNED IN LAWRENCEVILLE, NEW JERSEY, THIS    DAY OF         , 2000 FOR AND ON
BEHALF OF MIIX INSURANCE COMPANY.



BY:

TITLE:

SIGNED IN              , THIS      DAY OF          , 2000 FOR AND ON BEHALF OF
HANNOVER REINSURANCE IRELAND LIMITED.

BY:

TITLE:

                  HANNOVER REINSURANCE (IRELAND) LIMITED TREATY

THE CEDING COMPANY IS REQUESTED TO READ THIS TREATY CAREFULLY. IF IT IS BELIEVED TO BE INCORRECT THE TREATY SHOULD BE IMMEDIATELY RETURNED, WITH AN EXPLANATION, TO THE PERSON OR ENTITY DESIGNATED ON THE BACK PAGE OF THIS TREATY.

IN CONSIDERATION of the Ceding Company named in the Schedule having paid the premium specified in the said Schedule to Hannover Reinsurance (Ireland) Limited, (hereinafter referred to as "Reinsurers"), whose duly authorized representative has hereunto subscribed his name.

REINSURERS HEREBY AGREE to reinsure the Ceding Company against loss as more fully set forth in this Treaty and the attachments hereto during the Period of Reinsurance stated in the said Schedule, or during any subsequent period as may be mutually agreed upon between the Ceding Company and Reinsurers.

PROVIDED that the liability of Reinsurers subscribing to this Treaty shall not exceed their proportion of the limits of liability expressed in the said Schedule or such other limits of liability as may be substituted therefor by Addendum hereon or attached hereto signed by or on behalf of Reinsurers.

If Reinsurers shall make any claim under this Treaty with knowledge that the same is false or fraudulent as regards amount or otherwise, this Treaty shall become null and void forthwith and any and all claims hereunder shall be forfeited and of no force and effect.

IN WITNESS HEREOF I, being a representative of Reinsurers and duly authorised by the said Reinsurers to sign this Treaty on their behalf, have hereunto subscribed my name.

Dated this                day of                                 , Two Thousand.

Policy Number: 901/LK9905492                               Reinsurers reference:



                                  THE SCHEDULE
COMPANY:                 MIIX INSURANCE COMPANY
ADDRESS:                 Two Princess Road, Lawrenceville, New Jersey, United
                         States of America.

PERIOD
OF REINSURANCE:          Effective November 1, 1999 covering on a risks
                         attaching basis for Business Covered and continuous thereafter unless terminated.

LIMIT OF LIABILITY:      All as more fully set forth in the attached wording.

This Policy reinsures 60% of the Limit of Liability expressed in the attached wording.

INTEREST:         All as more fully set forth in the attached wording.

PREMIUM:          All as more fully set forth in the attached wording




                            SEVERAL LIABILITY NOTICE

 The subscribing Reinsurers' obligation under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing reinsurer who for any reason does not satisfy all or part of its obligations.

                       IN ALL COMMUNICATIONS PLEASE QUOTE
                             THE FOLLOWING REFERENCE

                                  901/LK9905492

                                   REINSURANCE
                                     TREATY

             THE COMPANY IS REQUESTED TO READ THIS TREATY CAREFULLY. IF IT IS BELIEVED TO BE INCORRECT THE TREATY SHOULD BE
                  IMMEDIATELY RETURNED, WITH AN EXPLANATION TO:

                           JLT Risk Solutions Limited
                               6 Crutched Friars,
                                     London,
                                    EC3N 2PH.